Exhibit 99.1

Blue Nile Announces First Quarter 2014 Financial Results

First Quarter Sales Increased 6.8% to $103.7 million
First Quarter Net Income Increased 29.7% to $1.1 million
First Quarter Earnings Per Diluted Share Total $0.08

SEATTLE, May 1, 2014 -- Blue Nile, Inc. (Nasdaq: NILE), the leading online retailer of diamonds and fine jewelry, today reported financial results for its first quarter ended March 30, 2014.
Net sales increased 6.8% to $103.7 million for the first quarter ended March 30, 2014 compared to $97.1 million for the first quarter ended March 31, 2013. Operating income for the quarter totaled $1.6 million, representing an operating margin of 1.6% of net sales, compared to $1.2 million in operating income and 1.2% operating margin for the first quarter of 2013. Net income totaled $1.1 million, or $0.08 per diluted share.
Non-GAAP adjusted EBITDA for the quarter totaled $3.6 million compared to $3.1 million for the first quarter of 2013. For the trailing twelve month period ended March 30, 2014, net cash provided by operating activities totaled $24.0 million compared to $21.3 million for the trailing twelve month period ended March 31, 2013. For the trailing twelve month period ended March 30, 2014, non-GAAP free cash flow totaled $18.8 million, as compared to $18.6 million for the trailing twelve month period ended March 31, 2013.
“As we announce our financial performance, we remain steadfast in our execution of three key initiatives in 2014,” said Harvey Kanter, President and Chief Executive Officer. “These include enhancing the user experience; developing our product lines in bridal and diamond jewelry, as well as fashion pieces through The Designer Collective; and expanding internationally by building our presence in China and growing our established markets. Through these initiatives, we continue on our quest to be nothing less than the worldwide leading retailer of bridal and fine jewelry.”

Highlights

•	U.S. engagement net sales for the first quarter 2014 increased 8.0% to $59.7 million, compared to $55.3 million for the first quarter of 2013.

•	U.S. non-engagement net sales for the first quarter 2014 increased 7.6% to $26.1 million, compared to $24.2 million for the first quarter of 2013.

•
International net sales for the first quarter 2014 were $17.9 million, compared to $17.6 million for the first quarter 2013, an increase of 1.9%. Excluding the impact from changes in foreign exchange rates, international net sales increased 6.4%.

•	Gross profit for the first quarter 2014 totaled $19.1 million. As a percent of net sales, gross profit was 18.4% compared to 18.2% for the first quarter of 2013.

•
Selling, general and administrative expenses for the first quarter 2014 were $17.5 million, compared to $16.5 million in the first quarter of 2013. Selling, general and administrative expenses includes stock-based compensation expense of $1.1 million for the first quarter in 2014 and 2013.

•	Earnings per diluted share included stock-based compensation expense of $0.06 for the first quarter 2014 and $0.05 for the first quarter 2013.

•	At the end of the first quarter 2014, cash and cash equivalents totaled $56.7 million.

•	During the first quarter 2014, Blue Nile repurchased 476,144 shares of its common stock for $16.5 million.

Financial Guidance
The following forward-looking statements reflect Blue Nile's expectations as of May 1, 2014. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.
Expectations for the second quarter of 2014 (Quarter Ending June 29, 2014):

•	Net sales are expected to be between $108 million and $113 million.

•	Earnings per diluted share are projected at $0.18 to $0.21.
Expectations for the fiscal year 2014 (Year Ending January 4, 2015):

•	Net sales are expected to be between $485 million and $510 million.

•	Earnings per diluted share are projected at $0.85 to $0.90.

Blue Nile reports fiscal results on a 52/53-week format. The Company's fiscal 2014 reporting period includes 53 weeks, with an additional week falling into the fourth quarter.

Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial and business performance, market opportunity and plans to grow our business. Words such as "expect," "anticipate," "believe," "project," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to general economic conditions, consumer spending (particularly spending by high-end consumers), product assortment, our fluctuating operating results, currency fluctuations, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q and our Annual Report on Form 10-K for the year ended December 29, 2013. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 30, 2014, which we expect to file with the Securities and Exchange Commission on or before May 9, 2014. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Conference Call
Blue Nile will host a conference call to discuss its first quarter financial results today at 5:30 a.m. PT/8:30 a.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding Blue Nile's financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.
Non-GAAP Financial Measures
To supplement Blue Nile's consolidated financial statements presented in accordance with generally accepted accounting principles ("GAAP"), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal-use software and website development. Blue Nile reports sales information in accordance with GAAP. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (the "constant exchange rate basis"). Blue Nile's management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile's management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, as well as international sales on a constant exchange rate basis provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile's financial reporting and comparability with similar companies in Blue Nile's industry. Management believes the constant exchange rate measurement provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

A reconciliation of non-GAAP adjusted EBITDA to net income is as follows (in thousands):

	Quarter ended	Quarter ended
	March 30, 2014	March 31, 2013
Net income	$1,079	$832
Income tax expense	575	470
Other income, net	(46)	(144)
Depreciation and amortization	922	777
Stock-based compensation	1,081	1,164
Non-GAAP adjusted EBITDA	$3,611	$3,099

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by (used in) operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	March 30, 2014	March 31, 2013
Net cash used in operating activities	$(43,809)	$(44,406)
Purchases of fixed assets, including internal-use
software and website development	(628)	(911)
Non-GAAP free cash flow	$(44,437)	$(45,317)

	Twelve months ended	Twelve months ended
	March 30, 2014	March 31, 2013
Net cash provided by operating activities	$24,035	$21,312
Purchases of fixed assets, including internal-use
software and website development	(5,245)	(2,666)
Non-GAAP free cash flow	$18,790	$18,646

The following table reconciles year-over-year international net sales percentage increases (decreases) from the GAAP sales measures to the non-GAAP constant exchange rate basis:

Quarter ended March 30, 2014	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis
International net sales	1.9%	(4.5)%	6.4%
Quarter ended March 31, 2013	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis
International net sales	24.8%	(1.1)%	25.9%

About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com. Blue Nile's shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.

Contact:

Blue Nile, Inc.
Nancy Shipp, 206.388.3626 (Investors)
nancys@bluenile.com
or
Josh Holland, 206.336.6773 (Media)
joshh@bluenile.com

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	March 30, 2014	December 29, 2013	March 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$56,713	$115,942	$40,518
Trade accounts receivable	2,856	3,005	1,853
Other accounts receivable	255	521	745
Inventories	35,181	34,530	34,013
Deferred income taxes	711	1,038	749
Prepaid income taxes	627	247	—
Prepaids and other current assets	1,488	1,318	930
Total current assets	97,831	156,601	78,808
Property and equipment, net	9,945	10,188	7,800
Intangible assets, net	130	140	181
Deferred income taxes	5,526	5,470	8,044
Note receivable	2,000	2,000	2,000
Other investments	2,280	2,280	2,000
Other assets	241	246	119
Total assets	$117,953	$176,925	$98,952
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$81,876	$122,322	$74,547
Accrued liabilities	5,614	10,751	6,396
Current portion of long-term financing obligation	36	51	60
Current portion of deferred rent	281	279	246
Total current liabilities	87,807	133,403	81,249
Long-term financing obligation, less current portion	574	574	610
Deferred rent, less current portion	2,170	2,229	2,141
Other long-term liabilities	114	114	25
Stockholders’ equity:
Common stock	22	22	21
Additional paid-in capital	225,399	223,261	198,691
Accumulated other comprehensive loss	(32)	(26)	(144)
Retained earnings	94,837	93,758	83,715
Treasury stock	(292,938)	(276,410)	(267,356)
Total stockholders’ equity	27,288	40,605	14,927
Total liabilities and stockholders’ equity	$117,953	$176,925	$98,952

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Quarter ended
	March 30, 2014	March 31, 2013
Net sales	$103,726	$97,111
Cost of sales	84,601	79,465
Gross profit	19,125	17,646
Selling, general and administrative expenses	17,517	16,488
Operating income	1,608	1,158
Other income, net
Interest income, net	48	42
Other (loss) income, net	(2)	102
Total other income, net	46	144
Income before income taxes	1,654	1,302
Income tax expense	575	470
Net income	$1,079	$832
Basic net income per share	$0.08	$0.07
Diluted net income per share	$0.08	$0.07

Shares used for computation (in thousands):
Basic	12,800	12,482
Diluted	12,913	12,693

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Quarter ended
	March 30, 2014	March 31, 2013
Operating activities:
Net income	$1,079	$832
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	922	777
Stock-based compensation	1,101	1,184
Deferred income taxes	271	(81)
Tax benefit (deficiency) from exercise of stock options	103	(33)
Excess tax benefit from exercise of stock options	(155)	(14)
Changes in assets and liabilities:
Receivables	415	887
Inventories	(651)	(743)
Prepaid federal income taxes	(380)	—
Prepaid expenses and other assets	(165)	297
Accounts payable	(41,155)	(41,422)
Accrued liabilities	(5,137)	(6,043)
Deferred rent and other	(57)	(47)
Net cash used in operating activities	(43,809)	(44,406)
Investing activities:
Purchases of property and equipment	(628)	(911)
Net cash used in investing activities	(628)	(911)
Financing activities:
Repurchase of common stock	(15,836)	(1,379)
Proceeds from stock option exercises	1,084	219
Taxes paid for net share settlement of equity awards	(176)	—
Excess tax benefit from exercise of stock options	155	14
Principal payments under long-term financing obligation	(15)	(15)
Net cash used in financing activities	(14,788)	(1,161)

Effect of exchange rate changes on cash and cash equivalents	(4)	(21)

Net decrease in cash and cash equivalents	(59,229)	(46,499)

Cash and cash equivalents, beginning of period	115,942	87,017
Cash and cash equivalents, end of period	$56,713	$40,518

	Quarter ended
	March 30, 2014	March 31, 2013
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$582	$2,895
Non-cash investing and financing activities:
Unsettled repurchases of common stock	$692	$—